EXHIBIT 99.11

SUBSIDIARY GUARANTY AGREEMENT

This GUARANTY AGREEMENT (this “Guaranty”) is made and entered into as of March __, 2003, by HEALTHMONT OF GEORGIA, INC. a Tennessee corporation and HEALTHMONT OF MISSOURI, INC. a Tennessee corporation, (collectively, and together with their respective successors and permitted assigns, the “Guarantors”), in favor of SunLink Health Systems, Inc., an Ohio corporation, as Initial Lender, under that certain Loan Agreement (as defined below) and any other Lenders or Agent from time to time thereunder (collectively, the “Lender”).

BACKGROUND STATEMENT

A.       Pursuant to the Loan Agreement of even date herewith between HealthMont, Inc., a Tennessee corporation (the “Borrower”) and Lender (the Lender shall sometimes be referred to herein as the “Guaranteed Party”) (as the same may be hereafter amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), the Guaranteed Party has made a term loan to the Borrower.

B.        Each Guarantor is a direct or indirect subsidiary of the Borrower and as such receives direct benefit from the term loan made by the Lender to the Borrower.

C.       It is a condition to the Loan Agreement that the Guarantors execute and deliver this Guaranty to guaranty payment of the Obligations to the Lender.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and the other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Defined Terms.  All capitalized terms used but not otherwise defined herein have the meanings given to them in the Loan Agreement.

2.        Guaranty of Obligations.

(a)       Each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the prompt payment when due, whether at stated maturity, by acceleration or otherwise, of all of the Obligations, including, without limitation, all Loans and other indebtedness, obligations, and liabilities of the Credit Parties arising under the Loan Agreement and the other Loan Documents, including all renewals, extensions, modifications, and refinancings thereof, now existing or hereafter existing, whether for principal, interest, fees, expenses or otherwise, and all expenses (including without limitation reasonable attorney’s fees and expenses actually incurred by any Guaranteed Party in enforcing any of its rights under the Loan Agreement and the other Loan Documents) (all the foregoing, collectively, the “Guaranteed Obligations”). Any and all payments made by the Guarantors hereunder shall be made free and clear of and without deduction for any set-off, counterclaim, or withholdings so that, in each case, the Guaranteed Party shall receive the full amount that they would otherwise be entitled to receive with respect to the Guaranteed Obligations.

(b)      Each Guarantor acknowledges and agrees that this Guaranty is a guaranty of payment and not of collection and that the liability of any Guarantor under this Guaranty shall be immediate and primary and shall not be contingent upon the exercise or enforcement by Guaranteed Party of any remedies such Person may have against any Credit Party or other Person or the enforcement of any lien or realization upon any collateral the Guaranteed Party may at any time possess for any of the Guaranteed Obligations.

(c)       Each Guarantor (i) hereby agrees to be bound by each covenant and agreement applicable to it under the Loan Agreement and the other Loan Documents as if it were a party thereto and (ii) hereby repeats each representation and warranty applicable to it under the Loan Agreement and the other Loan Documents as if it were a party thereto, all of which are incorporated herein by reference.

3.        Joint And Several Liability; Maximum Liability.

(a)       The liability of each Guarantor hereunder shall be joint and several.

(b)      It is the intention of each Guarantor and the Lender that the Guarantors’ obligations hereunder shall be in, but not in excess of, the maximum amount permitted by applicable federal bankruptcy, state insolvency, fraudulent conveyance or transfer or similar laws (“Applicable Law”). To that end, but only to the extent such obligations would otherwise be subject to avoidance under Applicable Law if any Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for its obligations hereunder, such Guarantor’s respective obligations hereunder shall be reduced to that amount which, after giving effect thereto, would not render such Guarantor insolvent, or leave such Guarantor with unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or intended to have incurred debts) beyond its ability to pay such debts as they mature, at the time such obligations are deemed to have been incurred under Applicable Laws. As used herein, the terms “insolvent” and “unreasonably small capital” shall likewise be determined in accordance with Applicable Law. This Section is intended solely to preserve the rights of the Guaranteed Party hereunder to the maximum extent permitted by Applicable Law, and neither any Guarantor nor any other Person shall have any right or claim under this Section that would not otherwise be available under Applicable Law.

4.        Guaranty Absolute.  This Guaranty shall in all respects be an absolute, unconditional and irrevocable guaranty of payment of the Guaranteed Obligations and each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guaranteed Party with respect thereto. The liability of each Guarantor under this Guaranty shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated, modified or otherwise affected by any circumstance or occurrence whatsoever, including without limitation any of the following (whether or not such Guarantor consents thereto or has notice thereof):

(i)        any change in or waiver of the time, place or manner of payment, or any other term, of any of the Guaranteed Obligations or Loan Documents, any waiver of or any renewal, extension, increase, amendment or modification of or addition, consent or supplement to or deletion from, or any other action or inaction under or in respect of, any of the Guaranteed Obligations or Loan Documents or any other document, instrument or agreement referred to therein or any assignment or transfer of any of the Guaranteed Obligations or Loan Documents;

(ii)       any lack of validity, legality or enforceability of any of the Guaranteed Obligations or Loan Documents or any other document, instrument, or agreement referred to therein or of any assignment or transfer of any of the foregoing;

(iii)     any furnishing of any additional collateral for any of the Guaranteed Obligations or any sale, exchange, release or surrender of, or realization on, any collateral for any of the Guaranteed Obligations;

(iv)      any settlement, release or compromise of any of the Guaranteed Obligations or Loan Documents, any collateral therefor, or any liability of any other party (including without limitation any other guarantor) with respect to any of the Guaranteed Obligations or Loan Documents, or any subordination of payment of any of the Guaranteed Obligations to the payment of any other indebtedness, liability or obligation of any Credit Party;

(v)       any bankruptcy, insolvency, reorganization, composition, adjustment, merger, consolidation, dissolution, liquidation or other like proceeding or occurrence relating to any Credit Party or any other change in the ownership, composition or nature of any Credit Party;

(vi)      any non-perfection, subordination, release, avoidability or voidability of any security interest, security title, pledge, collateral assignment or other lien of the Guaranteed Party on any collateral for any of the Guaranteed Obligations or this Guaranty;

(vii)    any application of sums paid by any Credit Party or any other Person with respect to any of the Guaranteed Obligations, except to the extent actually applied against the Guaranteed Obligations, regardless of what other liabilities of the Borrower remain unpaid;

(viii)   the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against any Credit Party or any other Person (including any other guarantor of any of the Guaranteed Obligations) under the provisions of any of the Loan Documents or otherwise, or any failure of any of Guaranteed Party, to exercise any right or remedy against any other guarantor of or any collateral for any of the Guaranteed Obligations;

(ix)      any other act or failure to act by any Guaranteed Party which may adversely affect such Guarantor; or

(x)       any other circumstance which might otherwise constitute a defense against, or a legal or equitable discharge of, such Guarantor’s liability under this Guaranty.

5.        Guaranty Continuing; Reinstatement.  This Guaranty shall in all respects be a continuing and irrevocable guaranty of payment and shall remain in full force and effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Guaranteed Party shall not be under any obligation to make any additional Loans or financial accommodations to any Credit Party. If a claim is ever made upon any Guaranteed Party for repayment or recovery of any amount received by it in payment or on account of any of the Guaranteed Obligations, and if such Person repays all or part of said amount by reason of (i) any judgment, decree or order of any court, administrative body or other governmental authority having jurisdiction over it or any of its property or (ii) any settlement or compromise of any such claim effected by any Guaranteed Party with any such claimant (including without limitation any Credit Party or a trustee, conservator or receiver for any Credit Party), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation or cancellation of this Guaranty or of any of the Loan Documents, and such Guarantor shall be and remain liable to the Guaranteed Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been paid to such Person and the Guarantor’s obligations and liabilities under this Guaranty shall be reinstated to such extent and this Guaranty and any collateral for this Guaranty shall remain in full force and effect (or shall be reinstated) to such extent. Each Guarantor hereby expressly waives the benefit of any applicable statute of limitations and agrees that it shall be liable under this Guaranty whenever any Guaranteed Party seeks to enforce such liability against such Guarantor or its property.

6.        Waivers And Consents.

(a)       Each Guarantor hereby waives:

(i)        notice of acceptance of this Guaranty by the Guaranteed Party;

(ii)       notice of the creation, existence, acquisition, extension, or renewal of any of the Guaranteed Obligations;

(iii)     notice of the amount of the Guaranteed Obligations outstanding from time to time, subject, however, to such Guarantor’s right to make inquiry of the Guaranteed Party at reasonable intervals to ascertain the amount of Guaranteed Obligations then outstanding;

(iv)      notice of any default or event of default under any of the Loan Documents or with respect to any of the Guaranteed Obligations or notice of any other adverse change in any Credit Party’s financial condition or means or ability to pay any of the Guaranteed Obligations or perform its obligations under any of the

Loan Documents or notice of any other fact which might increase such Guarantor’s risk hereunder;

(v)       notice of presentment, demand, protest, and notice of dishonor or nonpayment as to any instrument;

(vi)      notice of any acceleration or other demand for payment of any of the Guaranteed Obligations; and

(vii)    all other notices and demands to which such Guarantor might otherwise be entitled with respect to any of the Guaranteed Obligations or the Loan Documents or with respect to any Guaranteed Party’s enforcement of its rights and remedies thereunder.

(b)      Each Guarantor further waives any right such Guarantor may have, by statute (such as O.C.G.A. § 10-7-24) or otherwise, to require the Guaranteed Party to seek recourse first against any Credit Party or any other Person, or to realize upon any collateral for any of the Guaranteed Obligations, as a condition precedent to enforcing such Guarantor’s liability and obligations under this Guaranty, and each Guarantor further waives any defense arising by reason of any incapacity or other disability of any Credit Party or by reason of any other defense which any Credit Party may have on any of the Guaranteed Obligations or under any of the Loan Documents. Each Guarantor consents and agrees that, without notice to or consent by such Guarantor and without affecting or impairing the liability of such Guarantor under this Guaranty, the Guaranteed Party may compromise or settle, extend the period of duration or the time for the payment, discharge or performance of any of the Guaranteed Obligations or Loan Documents, or may refuse to enforce or may release all or any parties to any or all of the Guaranteed Obligations (including without limitation any other guarantor thereof) or any collateral therefor, or may grant other indulgences to Credit Parties or such other parties in respect thereof, or may waive, amend or supplement in any manner the provisions of any of the Loan Documents or any other document, instrument or agreement relating to or securing any of the Guaranteed Obligations (other than this Guaranty), or may release, surrender, exchange, modify, or compromise any and all collateral securing any of the Guaranteed Obligations or in which the Guaranteed Party may at any time have a lien, or may refuse to enforce its rights or may make any compromise or settlement or agreement therefor, in respect of any and all of such collateral, or with any party to any of the Guaranteed Obligations or Loan Documents, or with any other Person, or may release or substitute any one or more of the other endorsers or guarantors of the Guaranteed Obligations whether parties to this Guaranty or not, or may exchange, enforce, waive or release any collateral for any guaranty of any of the Guaranteed Obligations. Each Guarantor further consents and agrees that the Guaranteed Party shall not be under any obligation to marshal any assets in favor of such Guarantor or against or in payment of any of the Guaranteed Obligations.

7.        Cross-Collateralization.  Each Guarantor’s obligations and liabilities under this Guaranty shall be secured by (i) any and all property pledged by such Guarantor to the Guaranteed Party or in which any Guaranteed Party is granted a Lien pursuant to any Security Documents from such Guarantor to any Guaranteed Party, and (ii) any and all other security interests, security titles, pledges, collateral assignments or other Liens which the Guaranteed

Party may now or hereafter have or acquire in, to or on any real or personal property assets of such Guarantor, whether such assets now exist or are hereafter acquired, except to the extent that such Guarantor’s obligations and liabilities hereunder are expressly excluded from the coverage of any such Lien under the express terms of the mortgage, security deed, security agreement, pledge agreement, collateral assignment or other document which granted or grants such Lien.

8.        Guarantor Due Diligence And Benefit.  Each Guarantor is fully aware of the financial condition, assets and prospects of each Credit Party, and each Guarantor is executing and delivering this Guaranty based solely upon such Guarantor’s own independent investigation thereof and in no part upon any representation, warranty or statement of any Guaranteed Party with respect to the Credit Parties’ financial condition, assets or prospects. Each Guarantor is in a position to and hereby assumes full responsibility for obtaining any and all information concerning the Credit Parties’ financial condition, assets and prospects as such Guarantor may now or hereafter deem material to such Guarantor’s decision to enter into and become liable under this Guaranty and such Guarantor is not relying upon, nor does such Guarantor expect any Guaranteed Party to furnish such Guarantor with any information which may be now or hereafter in such Person’s possession concerning the Credit Parties’ financial condition, assets or prospects. Each Guarantor hereby knowingly accepts the full range of risks encompassed within a contract of guaranty, which risks such Guarantor understands may include, without limitation, the possibility that the Credit Parties may incur additional indebtedness to the Guaranteed Party for which such Guarantor may be liable hereunder after the Credit Parties’ financial condition or means or ability to pay its lawful debts when they fall due has deteriorated. Each Guarantor further acknowledges and agrees that any credit or other financial accommodations now or hereafter extended by the Guaranteed Party to the Credit Parties and any and all forbearances with respect to any Credit Party or its assets which the Agent or the Lender may now or hereafter grant are and will be of direct interest, benefit and advantage to such Guarantor.

9.        Guaranteed Party’ Accounts And Records; Application Of Payments.  Each Guarantor agrees that, in the absence of manifest error, any and all books and records relating to the Guaranteed Obligations which are prepared and maintained by the Guaranteed Party shall constitute prima facie evidence of the existence and amount of the Guaranteed Obligations. Each Guarantor irrevocably waives the right to direct the application of any and all payments and collections at any time hereafter received by any Guaranteed Party from or on behalf of any Credit Party or otherwise with respect to any of the Guaranteed Obligations and such Guarantor does hereby irrevocably agree that the Guaranteed Party shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time hereafter against the Guaranteed Obligations in such manner and order as the Guaranteed Party may deem advisable, notwithstanding any contrary entry by any Guaranteed Party upon any of its books and records.

10.      Automatic Acceleration Of Guaranty.  In the event that any event described in Section 8.01(b) or 8.01(c) of the Loan Agreement occurs, all of the Guaranteed Obligations shall be deemed immediately due and payable, without notice or demand of any kind by any Guaranteed Party, and each Guarantor agrees immediately to pay the Guaranteed Obligations in full, irrespective of whether any or all of the Guaranteed Obligations can then be accelerated against any Credit Party and irrespective of any right which any Credit Party then may have under any bankruptcy, receivership, insolvency or moratorium law to cure defaults and reinstate the maturities of the Guaranteed Obligations.

11.      Notices To Guarantors.  All notices, requests and other communications hereunder shall be in electronic, telephonic (confirmed in writing) or written (including telecopier or similar writing) form and shall be given to a Guarantor addressed to it at its address set forth on Schedule I. Each such notice, request or communication shall be effective (i) if given by telecopy, when such communication is transmitted to the telecopy number herein specified, (ii) if given by mail, three Business Days after such communication is deposited in the United States mail with first class postage prepaid, addressed as aforesaid, (iii) if sent for overnight delivery by FedEx or other reputable national overnight delivery service, one Business Day after such communication is entrusted to such service for overnight delivery, addressed as aforesaid, or (iv) if given by any other means, when delivered at the address of the Guarantor.

12.      Collection Costs.  Each Guarantor shall be liable to the Guaranteed Party for, and shall pay to such Person on demand, all reasonable costs (including without limitation reasonable attorneys’ fees and expenses) actually incurred by such Person in enforcing performance of or collecting any payments due under this Guaranty.

13.      Assignment And Transfer.  This Guaranty shall be binding upon each Guarantor and such Guarantor’s successors and assigns and shall inure to the benefit of and be enforceable by the Guaranteed Party and its respective successors and assigns.

14.      Subordination Of Each Credit Party’s Obligations To Guarantor.

(a)       As an independent covenant, each Guarantor hereby expressly covenants and agrees for the benefit of the Guaranteed Party that all present or future indebtedness, obligations and liabilities of any Credit Party to such Guarantor of whatsoever description (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Obligations of such Credit Party to the Guaranteed Party (collectively, the “Senior Claims”), effective upon the occurrence of an Event of Default under the Loan Agreement. If an Event of Default under the Loan Agreement shall occur, then, unless and until the Event of Default shall have been cured or shall have ceased to exist, no direct or indirect payment (in cash, property, securities by set-off or otherwise) shall be made by any Credit Party to any Guarantor on account of or in any manner in respect of any Junior Claim except such payments and distributions the proceeds of which shall be applied to the Senior Claims. If any event described in Section 8.01(b) or 8.01(c) of the Loan Agreement occurs, all Senior Claims shall first be paid in full before any direct or indirect payment or distribution (in cash, property, securities by set-off or otherwise) shall be made to any Guarantor on account of or in any manner in respect of any Junior Claim, except such payments and distributions the proceeds of which shall be applied to the Senior Claims. In the event any direct or indirect payment or distribution is made to any Guarantor in contravention of this Section, such payment or distribution shall be deemed received in trust for the benefit of the Guaranteed Party and shall be immediately paid over to the Guaranteed Party for application against the Guaranteed Obligations. Each Guarantor agrees to execute such additional documents as any Guaranteed Party may reasonably request to evidence the subordination provided for in this Section. Notwithstanding the foregoing, this Guaranty shall be subordinated to the guaranty provided by the Guarantors pursuant to the Heller Loan Agreement.

15.      Subordination of Guarantors’ Obligations to the Guaranteed Parties.

(a)       The rights of the Guaranteed Party and the obligations of each Guarantor under this Agreement are subject to the terms and conditions of the Subordination Agreement (as defined below) and the rights of Heller Healthcare Finance, Inc., a Delaware corporation, and any successor in interest thereto, including any successor in interest resulting from Heller’s merger with General Electric Capital Corporation (“Heller”).

(b)      Notwithstanding, Section 14(a) or any other language in this Guaranty, the rights and guaranty granted by Guarantors to the Guaranteed Party herein are subordinate to the guaranty from Guarantors to Heller from and to the extent as provided in the Subordination Agreement.

(c)       “Subordination Agreement” means that certain Subordination Agreement dated as of the same date as this Guaranty Agreement providing for the subordination of the rights of the Guaranteed Party to the rights of Heller from and to the extent as provided therein.

16.      No Waiver, Cumulative Remedies.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right under this Guaranty, the Loan Agreement, or any of the other Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The rights in this Guaranty, the Loan Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.

17.      Successors and Assigns.  This Guaranty is for the benefit of the Guaranteed Party and its respective successors and assigns, and in the event of an assignment of all or any of the Guaranteed Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding on the Guarantors and their respective successors and assigns.

18.      Changes in Writing.  Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by the Guarantors and the Agent.

19.      Severability.  If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Guaranteed Party in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

20.      Entire Agreement.  This Guaranty (together with any collateral documents executed by any Guarantor to secure its obligations and liabilities hereunder) constitutes the sole and entire agreement among the Guarantors and the Guaranteed Party with respect to the subject matter hereof and supersedes and replaces any and all prior agreements, understandings, negotiations or correspondence between them with respect thereto.

21.      Time of the Essence.  Time is of the essence of this Guaranty.

22.      GOVERNING LAW; SUBMISSION TO JURISDICTION.  THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA. EACH GUARANTOR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA AND OF ANY GEORGIA COURT SITTING IN THE CITY OF ATLANTA, GEORGIA FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH GUARANTOR HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES HEREIN. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY TO THIS GUARANTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

23.      WAIVER OF JURY TRIAL.  EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY TO THE FULLEST EXTENT PERMITTED BY LAW.

24.      Headings.  All Section headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of the provisions of this Guaranty.

25.      Counterparts.  This Guaranty may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officers as of the date first above written.

GUARANTORS: HEALTHMONT OF GEORGIA, INC.
By:

Timothy S. Hill Authorized Representative

HEALTHMONT OF MISSOURI, INC.
By:

Timothy S. Hill. Authorized Representative

SECTION 14 OF THE FOREGOING GUARANTY ACKNOWLEDGED AND AGREED TO: HEALTHMONT, INC.
By:

Timothy S. Hill President

SCHEDULE I

NOTICE ADDRESS

Notice Address for Guarantors:

c/o
HealthMont, Inc.
111 Long Valley Road
Brentwood, Tennessee 37027
Attention: Mr. Timothy S. Hill, President

Telecopy No.:  (615) 250-7802